EXHIBIT 99.1


--------------------------------------------------------------------------------
PRESS RELEASE
--------------------------------------------------------------------------------

First Community Bancorp                 First Community Bank of the Desert
(NASDAQ: FCBP)                          74-750 Highway 111
6110 El Tordo                           Indian Wells, CA 92284
Rancho Santa Fe, CA  92067              Contact: William T. Powers
Contact: James A. Boyce                          President and
         President and                           Chief Executive Officer
         Chief Executive Officer        Phone:   760.836.0870
Phone:   858.756.7077                   Fax:     760.836.0878
Fax:     858.756.5797



FOR IMMEDIATE RELEASE                                               June 1, 2000


Rancho Santa Fe National Bank Completes Merger with First Community Bank of the Desert and First Community Bancorp is Formed

First Community Bancorp (FC Bancorp) today announced it has completed its formation and has combined Rancho Santa Fe National Bank (Rancho) with First Community Bank of the Desert (First Community) as its wholly-owned subsidiaries. Shareholders for both banks approved the transaction at their respective Shareholder Meetings held on May 31, 2000. Under the terms of the merger agreement, each shareholder of First Community received 0.300 shares of FC Bancorp common stock for each share of First Community common stock. Each Rancho share is being exchanged for one share of FC Bancorp common stock. At the same time as completion of the merger, FC Bancorp became listed on NASDAQ under the symbol FCBP, thus adding liquidity to its shareholders. The merger used pooling-of-interests accounting.

The merger created a $318 million bank holding company operating in the exclusive markets of Northern San Diego County and the desert communities of the Coachella Valley. Each bank will operate under its own name with Rancho having branches in Rancho Santa Fe, San Diego's Golden Triangle, Escondido and Carlsbad. First Community has branches in Palm Springs, Indian Wells, Cathedral City, Yucca Valley, Joshua Tree and Twentynine Palms.

James A. Boyce, President and Chief Executive Officer of Rancho, will also assume this role at FC Bancorp. William T. Powers, President and Chief Executive Officer of First Community, will continue in this role and also become a director of FC Bancorp. John M. Eggemeyer III, Chairman of the Board of Rancho, became Chairman of the Board of FC Bancorp. Mr. Eggemeyer commented, "In spite of the burden of the merger process, both banks demonstrated their focus and potential by posting outstanding earnings growth in the first quarter of 2000, while simultaneously working on integration tasks. The combination of Rancho with First Community under FC Bancorp is the first step in the creation of a strong banking franchise that will focus on serving the banking needs of entrepreneurs, businesses and real estate clients located within an expanded market area."

In commenting on the merger, William T. Powers, President and CEO of First Community Bank, said, "We are looking forward to a strong working partnership with Rancho Santa Fe National Bank. The benefits of sharing technology, administrative systems, and banking expertise will make our organizations significantly stronger and more competitive."

James A. Boyce, President of Rancho Santa Fe, in commenting on the merger stated that, "In the past, we have enjoyed an excellent working relationship with Bill Powers and his team at First Community Bank. The integration of administrative support activities can be accomplished quickly and we fully expect to reach our overhead reduction and organizational restructuring goals during the balance of this year. It is important to note that improved operating efficiency is a key element of the merger, but we clearly recognize our primary focus must be service to our customers. Our future is directly related to our ability to serve their needs responsively and competitively."

Market Makers

Brookstreet Securities, Pacific Crest Securities and Keefe, Bruyette and Woods have informed us that they intend to make a market in First Community Bancorp common stock.

Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. First Community Bancorp, Rancho Santa Fe National Bank and First Community Bank of the Desert caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which First Community Bancorp, Rancho Santa Fe National Bank and First Community Bank of the Desert operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating the operations of First Community Bancorp, Rancho Santa Fe National Bank and First Community Bank of the Desert.